VYNE THERAPEUTICS INC.

INSIDER TRADING POLICY
(Effective as of March 19, 2020, as amended from time to time)

Explanatory Note
While the provisions of Section D of this policy only apply to the Company’s officers, directors and employees (collectively, “Restricted Persons”), Sections A, B, C and E of this policy apply to all employees, consultants who may become aware of material non-public information (“designated consultants”), and service providers of the Company. Accordingly, all employees, directors, designated consultants and service providers are required to read this policy in its entirety and submit a signed Acknowledgement Form attached as Exhibit B hereto certifying that they received, read, understand and agree to comply with the terms of this policy in its entirety.
Introduction
Federal and state laws prohibit purchasing, selling or making other transfers of securities by persons who have material information about the applicable company that is not generally known or available to the public and owe a fiduciary duty to the applicable company. These laws also prohibit such persons with such material non-public information from disclosing this information to others who trade.
In addition, the Company’s directors and officers are subject to laws requiring them to file ownership reports and changes to those reports with the Securities and Exchange Commission under Section 16 of the Securities and Exchange Act of 1934. Section 16 directors and officers are also subject to laws requiring them to disgorge net profits on trading in the Company’s equity securities within a six-month period. The Company’s Section 16 directors and officers (the “Section 16 directors and officers”) are listed on Exhibit A to this Policy and shall be amended from time to time by the Company’s Board of Directors. In light of these prohibitions, VYNE Therapeutics Inc., together with its subsidiaries (collectively, the “Company”), has adopted the following policy (as amended from time to time, this “Policy”) regarding trading in securities by its directors (including, for the avoidance of doubt, observers to the board of directors), officers, employees, designated consultants and service providers. This Policy also applies to anyone who lives in your household (other than household employees), corporations or other business entities controlled or managed by you, and trusts for which you are the trustee or have a beneficial pecuniary interest (collectively, “Restricted Affiliates”). In addition, it is the policy of the Company that no person subject to this policy who, in the course of his or her relationship with the Company, learns of any confidential information that is material to another publicly traded company, including but not limited to a partner or collaborator of the Company or an economically-linked company such as a competitor of the Company may trade in that other company’s securities until the information becomes public or is no longer material to that other company. The Company may also determine that other persons should be subject to this Policy, such as designated consultants and agents who have access to material non-public information.
We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. You, however, are responsible for ensuring that you do not violate federal or state securities laws or this Policy. Keep in mind that the Securities and Exchange Commission (“SEC”) and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such trades as if you had traded yourself.
If you have any questions about this Policy or its application to a particular transaction, you should contact the Company’s Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) or the Company’s General Counsel (the “GC”).

Insider Trading Penalties
The penalties for violating insider trading laws and this Policy are severe. If you violate the federal insider trading laws, you may have to pay civil fines of up to three times (×3) the profit gained or loss avoided by such trading, as well as criminal fines of up to $5,000,000 for individuals and of up to $25,000,000 for non-natural persons. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times (x3) that amount. You also may have to serve a jail sentence of up to 20 years.
In addition, the Company could be subject to paying a civil fine of up to three times (×3) the profit gained or loss avoided as a result of your insider trading violations, and a criminal penalty of up to $5,000,000 for individuals and of up to $25,000,000 for non-natural persons. The Company could also be forced to disclose non-public information before it would be obligated or prepared to do so, which could damage the Company’s competitive position, jeopardize important or strategic plans and threaten or eliminate opportunities such as acquisitions or financings.
In addition to penalties, firms or persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future, e.g., many regulated industries will not permit such firms or persons to engage in regulated activity. Further, for a Company director, officer or employee to even be accused of securities law violations would have very damaging effects on the Company’s reputation.
Because a violation of these laws or this Policy poses significant risks to the Company, any violation of this Policy may result in immediate disciplinary measures being taken against you, including potential termination of employment or service with the Company.
The SEC, the NASDAQ Stock Market, Inc. (“NASDAQ”) and state regulators (as well as the N.Y. Attorney General and the Department of Justice) use sophisticated surveillance techniques to uncover insider trading and are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. The size of the transaction or the amount of profit received does not have to be large to result in prosecution. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.
You must carefully read this Policy and follow its directives at all times. You are responsible for ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities. Failure to adhere to this Policy or certify as to the matters contained in the acknowledgment form attached as Exhibit B to this Policy may result in immediate disciplinary measures being taken against you including, where appropriate, termination of employment or service with the Company.
If you become aware of a possible insider trading violation, you should immediately report the potential violation to the CEO, CFO or the GC.
Policies and Procedures
A.Insider Trading Policy
This Policy prohibits: (1) trading when you have material non-public information, (2) “tipping” (as explained below), and (3) speculative trading. Please be aware that these restrictions will continue to apply to you after the termination of your employment or service with the Company. The restrictions will apply for so long as you are in possession of material non-public information about the Company or any other company obtained during your employment or service with the Company.

1.Trading When You Are Aware of Material Non-Public Information is Prohibited
You may not purchase or sell shares or other securities of any company, including the Company, when you are aware of material non-public information about that company. This Policy against “insider trading” applies to purchases and sales (at the times described in this Policy) of the Company securities, as well as to purchases and sales of securities of any other company. The “Company securities” may include common stock, options for common stock, restricted common stock, restricted common stock units, debt securities and any other securities of the Company, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to the Company securities, including securities convertible or exchangeable into, or whose value is derived by the value of, the Company securities, whether or not issued by the Company.
“Purchase” and “sale” are defined broadly under the federal securities law:
•“Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security for value.
•“Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security for value.
In light of the broad range of transactions that these definitions pick up, it is important to understand that the restrictions in this policy apply, among other things, to the following types of “purchases” and “sales”:
•conventional cash-for-shares transactions;
•making gifts of the Company’ securities (including charitable donations);
•using the Company’ securities to secure a loan (see Section A.3. below – “Speculative Trading is Prohibited”);
•broker-assisted cashless exercises of stock options (as defined below);
•engaging in short sales and other hedging transactions;
•a sale of the Company’ securities obtained through the exercise of employee stock options granted by the Company; and
•purchases and sales of derivative securities (e.g., options, warrants, convertible securities, share appreciation rights or any similar security with a value derived from the value of an equity security), including exchange traded options and other convertible securities.
The restrictions in this policy do not, however, apply to (i) the exercise of the Company stock options, whether for cash or on a “net exercise” basis (as defined below), as long as none of the underlying option shares are subsequently sold on the open market; (ii) the vesting of stock options, restricted stock or restricted stock units, (iii) the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units or (iv) the sale of shares on the open market to cover tax withholding obligations upon the vesting of restricted stock or restricted stock units, so long as the “sell to cover” transaction is conducted in accordance with the Company’s non-discretionary policy to sell shares for tax withholding purposes. Therefore, you may freely exercise your stock options for cash, engage in “net exercises” and have the Company withhold or sell shares (in accordance with the Company’s non-discretionary policy to sell shares) to satisfy your tax obligations without violating this Policy. Note that a “net exercise” (which is permitted without restriction) is the use of the underlying shares to pay the Company the exercise price or tax withholding obligation, without any open market transaction, whereas a broker-assisted cashless exercise (which is subject to the restrictions in this Policy if it is exercised outside of the Company’s non-discretionary policy to sell shares for tax withholding purposes) involves the broker selling some or all of the shares underlying the option on the open market.

2.“Tipping” is Prohibited
You may not disclose to anyone, including without limitation family members and co-workers (except as may be required by your job position), any material non-public information about the Company and its securities or any other company and its securities. This includes refraining from making purchase, sell or hold recommendations to anyone about the Company or any other company while in possession of material non-public information. This practice, known as “tipping,” also violates the federal securities laws, and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from the trade made by persons to whom you passed material non-public information. This Policy does not restrict legitimate business communications on a “need to know” basis, where you have a basis to expect that the other person will not trade while in possession of the information.
3.Speculative Trading is Prohibited
You are encouraged to consider a purchase of the Company securities as a long-term investment, and through ownership, to develop an alignment of interest with the performance and prospects of the Company. Consistent with that philosophy, you are prohibited (subject to Section 4 below) from engaging in any speculative trading involving the Company securities, including without limitation:
•purchasing or selling ‘put’ options, ‘call’ options or other publicly-traded options on the Company securities; or
•engaging in short sales of the Company securities (which are illegal for Section 16 officers and directors).
4. Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars, variable forwards, equity swaps, and exchange funds, allow an officer, director, designated consultant or employee to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the officer, director, designated consultant or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. For this reason, officers, directors, designated consultants and employees are discouraged from entering into such transactions. The Board may determine, from time to time, to limit or prohibit officers, directors, designated consultants or employees from entering into such transactions.
5.Margin Accounts and Pledges
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, directors, officers, designated consultants and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. These restrictions on the use of margin accounts and pledging by officers, directors, designated consultants and employees will apply as of the effective date of this Policy. Margin accounts and pledging arrangements in existence as of the effective date of this Policy may continue until they expire in accordance with the current terms of the accounts or arrangements, as the case maybe.
An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the CFO at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
6.Standing and Limit Orders
You may not place standing or limit orders on Company securities except pursuant to the procedures described in the Section D.4 below entitled “Policies and Procedures – When and How to Trade the Company Securities – Rule 10b5-1 Trading Plans.” Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee or service provider is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved procedure as provided in Section D.4 below) the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to a Restricted Trading Period (as defined below).
B.Unauthorized Disclosure
1.Use or Disclosure of Material Non-Public Information is Prohibited
You must maintain the confidentiality of the Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially non-public information until we publicly disclose it. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances. You also may not discuss the Company or its business in any “chat room”, “talkback” commentary or similar internet-based forum, including anonymously or by use of an alias.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders and the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company, as identified below, to discuss the Company with the news media, securities analysts and investors.
2.Third Party Inquiries
If you receive any inquiries about the Company from third parties such as industry analysts or members of the financial or business media, you should direct them to the CFO or GC.
C.What is “Material Non-Public Information”?
1.Material Information
Information is generally considered material if there is a likelihood that a reasonable investor would consider it important in making an investment decision to purchase, sell or hold securities. It includes any information that could reasonably affect the price of a security and may be either positive or negative information.
Although the materiality of information may vary depending on the circumstances of each case, be assured it will be scrutinized by federal, state and NASDAQ investigators with “20/20 hindsight.” Consequently, any appearance of impropriety should be avoided, and the particular facts of each such situation should be carefully reviewed. You should always err on the side of caution by deciding that the information is material and not trade. The following pieces of information about a company are likely to be considered material:
•earnings, revenues, expenses, dividends, cash-flows from operations, liquidity and other non-public financial information;
•financial projections, including affirmations of prior earnings guidance and whether a company will or will not meet earnings expectations;
•unexpected financial results and unexpected events affecting such results;
•mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets or business;
•launch of new products or new versions of existing products, accomplishment of significant milestones in product or intellectual property development (such as registration or grant of patents), achievement of scientific or engineering breakthroughs, results of preclinical and clinical studies and trials relating to products or product candidates, timelines for pre-clinical studies or clinical trials, or other developments from research efforts;
•bank borrowings or financing transactions, including proposed new financing, refinancing or capital market transactions and actual or potential liquidity problems;
•events regarding a company’s securities (including, without limitation, defaults on debt securities, redemptions of securities, repurchase plans, changes in dividends or dividend policy, stock splits, changes in rights of security holders, and public or private sales of additional securities);
•major incidents;
•changes in or curtailment of operations or of significant facilities;
•acquisitions or dispositions of assets, divisions or companies;
•gain or loss of a significant licensor, licensee or supplier;
•changes or new corporate partner relationships or collaborations.
•developments regarding our joint venture partners, agents, distributors, customers or targets for acquisition or investment (including the entry into, amendment or loss of an important contract or other arrangement with any of the foregoing);
•information concerning changes in senior management, key personnel or the composition of the Board of Directors, including information concerning the business and personal lives of the foregoing;
•changes in compensation policy;
•a change in auditors or an auditor notification that a company may no longer rely on an audit report;
•threatened or pending litigation, and developments in ongoing material litigation and other contingencies;
•regulatory proceedings and governmental investigations; and
•bankruptcy, corporate restructuring or receivership.
This list is not exhaustive and, depending upon the circumstances, other information may be material. In short, if you would consider the information relevant in making an investment decision, you should assume it is material. Even if you would not consider the information relevant in making an investment decision, but believe that a third party might consider it relevant, you should assume it is material. Remember that both positive and negative information may be material information. You should always treat information as material if you have any reason to believe that it may be important.

If you are unsure about the materiality of certain information or a specific transaction, please call the CFO or GC for advice.
2.Non-Public Information
Non-public information is information that is not generally known or available to the public. We consider information to be available to the public only when:
•it has been released to the public by a company through appropriate channels (e.g., by means of a press release, filing with the SEC, communicated by the media for broad public access or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the market to absorb the information.
Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material non-public information should refrain from any trading activity for two (2) full trading days following its release. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, the Company may determine that a longer waiting period should apply to the release of specific material nonpublic information. If you are unsure or have questions, please call the CFO or GC for advice.
D.When and How to Trade the Company Securities
1.Overview
All Restricted Persons, as well as their respective Restricted Affiliates, must comply with the restrictions detailed below. Specifically, Restricted Persons and each of their Restricted Affiliates may only purchase or sell the Company’s securities if all of the following three requirements are satisfied: (1) you are not aware of material non-public information as described above, (2) the trading window is not currently restricted as described below, and (2) the trade was pre-cleared under the Company’s mandatory pre-clearance policy as detailed below.
In addition, Restricted Persons and their Restricted Affiliates may only purchase or sell securities of public companies in which the Company has a material interest or relationship, or is contemplating having a material interest or relationship (namely, a material interest or relationship (actual or contemplated) in the Company’s business partners, agents, distributors, customers or acquisition or investment targets, which we collectively refer to herein as “Restricted Companies”), if the following two requirements are satisfied: (1) you are not aware of material non-public information relating to the Restricted Companies; and (2) the trade was pre-cleared under the Company’s mandatory pre-clearance policy as detailed below.
Before you purchase or sell the Company’s securities or securities of any Restricted Company, you should bear in mind a potential liquidity trap that you could face: you could receive permission to purchase a security or have your interest in a security vest, but later be refused permission to sell it (or exercise and then sell it), at least temporarily, because the trading window is restricted at that time or you do not receive pre-clearance from the CEO or CFO. These situations are frequently beyond the control of the Company, and could lock you into an unwanted investment for a considerable period of time. This risk is an inherent, and necessary, part of the Company’s policy with respect to trading the Company’s securities and securities of Restricted Companies.

2.Restricted Trading Period
Restricted Persons may only purchase or sell the Company’ securities if they are not aware of material non-public information about the Company or such Restricted Company. In addition, Restricted Persons must pre-clear all purchases and sales with the CEO or CFO.
From time to time, the Company may restrict trading from time to time either with or without prior notice for a defined period of time (a “Restricted Trading Period”) due to material non-public information developments, including in anticipation of the announcement of clinical trial results. In such an event, the CEO, CFO or GC may notify particular individuals or the Company as a whole that a Restricted Trading Period has been imposed and they should not engage in any purchase or sale of the Company securities (trading restrictions may also be imposed on securities of one or more Restricted Companies if the material non-public information pertains to such Restricted Companies), and such individuals should not disclose to others the fact that a Restricted Trading Period has been imposed. If you are in doubt whether the Company is in a Restricted Trading Period, consult the CEO, CFO or GC.
Even during a Restricted Trading Period, you may exercise the Company stock options if no shares are to be sold (or exercise a “net exercise” right or tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding obligations); you may not, however, effect sales of the underlying shares issued upon the exercise of stock options (including same-day sales and “cashless exercises”). Generally, all pending purchase/sale orders regarding the Company securities must be executed outside of any Restricted Trading Period or otherwise cancelled when a Restricted Trading Period has been imposed.
In addition, even if a Restricted Trading Period has been imposed, you may purchase and sell Company securities pursuant to a Qualified Rule 10b5-1 Plan, as discussed below. If you expect a need to sell the Company securities at a specific time in the future, you may wish to consider entering into such a plan.
Under certain circumstances, you may also be permitted to gift or make charitable donations of the Company securities when a Restricted Trading Period is imposed, provided any such gift or donation is pre-approved by the CEO or CFO and you are not in possession of material non-public information at the time of the gift or contribution.
3.Mandatory Pre-Clearance Procedures
The Company requires all Restricted Persons who are not in possession of material non-public information and who wish to engage (or have a Restricted Affiliate who wishes to engage) in any purchase or sale involving the Company securities or securities of Restricted Companies (including any option exercise, share purchase, share sale, gift, loan, pledge, hedge, contribution to a trust, or any other transfer or acquisition), to first obtain pre-clearance of the purchase or sale from the CEO or CFO unless the purchase or sale is pursuant to a Qualified Rule 10b5-1 Plan, as discussed below.
A request for pre-clearance should be submitted to the CEO or CFO at least two (2) U.S. business days in advance of the proposed purchase or sale, unless the CEO or CFO agrees to a shorter period. The CEO or CFO will then determine whether the purchase or sale may proceed and will promptly notify you of this determination. When making a pre-clearance request, you need to be certain to include all relevant information concerning the proposed purchase or sale and how best to be reached.
The CEO or CFO may withhold clearance for the proposed purchase or sale, in his discretion, for various reasons including the following:

•you may possess material non-public information;
•the Company is in a Restricted Trading Period;
•the purchase or sale does not comply with Rule 144 of the Securities Act of 1933, as amended, and other legal requirements;
•the purchase or sale could result in adverse publicity or have a material adverse impact on trading in the Company’ securities or the Company;
•you are subject to Section 16(a) of the Exchange Act and sufficient advance notice had not been given to allow time to prepare and review a Form 4;
•the purchase or sale could result in liability to you under the short-swing trading rules of Section 16(b) of the Exchange Act (see below); or
•other relevant considerations cause the purchase or sale to be inappropriate.
Please be aware that, if the clearance of a proposed purchase or sale is withheld by the CEO or CFO, the decision cannot be “overruled” by any member of management. In the event of a disagreement regarding a proposed purchase or sale, the CEO or CFO may be required to report the proposed purchase or sale to the Audit Committee of the Board of Directors. The CEO or CFO and the Audit Committee may obtain the advice of outside legal counsel with respect to a pre-clearance request. You may not in any event engage in the proposed purchase or sale until a request has been pre-cleared in writing.
If a purchase or sale is approved under the pre-clearance policy, the purchase or sale must be executed within five (5) business days after the approval is obtained. Notwithstanding the CEO’s or CFO’s approval of a trade, your trade may not be executed if (i) you acquire material non-public information concerning the company whose securities you wish to trade during that time, (ii) the CEO subsequently revokes his approval, or (iii) a Restricted Trading Period is subsequently imposed. If a purchase or sale is not completed within the period described above (or if the CEO or CFO revokes his approval or a Restricted Trading Period has been imposed), the purchase or sale must be cleared again with the CEO or CFO before it may be executed. Once any transaction takes place, the applicable Restricted Person must immediately notify the CEO, CFO or GC.
If a proposed purchase or sale is not approved under the pre-clearance policy, you should refrain from initiating any trade in the Company securities, and you should not inform anyone within or outside of the Company of the restriction.
4.Rule 10b5-1 Trading Plans
Rule 10b5-1 adopted by the SEC provides an affirmative defense to insider trading that is available to a person making a purchase or sale of securities who demonstrates that the purchase or sale was effected pursuant to a pre-arranged “trading plan” that meets certain conditions. Notwithstanding the other provisions of this Policy, you may purchase or sell the Company securities and securities of Restricted Companies regardless of whether you may be aware of material non-public information at the time of trading, provided that the purchase or sale is made pursuant to a trading plan validly established in compliance with the provisions of Rule 10b5-1 and the following criteria are satisfied (a “Qualified Rule 10b5-1 Plan”):
•you must enter into the plan (including any amendments or terminations thereof) only during a time when you are not aware of material non-public information relating to the Company or the securities subject to this policy;
•the plan must be a written plan or binding contract (i.e., the plan may not consist of an oral arrangement or order to purchase or sell the Company securities in the future) that does not allow you to exercise any subsequent influence over how, when or whether to effect the trade;

•the plan must specify the amount, price and date of trades, or include a written formula, algorithm or computer program for their determination. Alternatively, you could delegate trading decisions to a third party who, at the time of trading did not have, and was not influenced by anyone who had, material non-public information; and
•the plan is pre-cleared in advance by the CEO, CFO or GC as described below.
In addition, a Qualified Rule 10b5-1 Plan must comply with all other applicable disclosure and other requirements under federal and state securities laws. The Company may also require that all Qualified Rule 10b5-1 Plans include additional safeguards for the benefit of the Company (e.g., customary lockup commitments associated with underwritings of the Company securities).
Trades effected pursuant to a Qualified Rule 10b5-1 Plan will not require further pre-clearance at the time of the trade if the plan complies with the requirements set forth above. You may not alter or deviate from the terms of a Qualified Rule 10b5-1 Plan and you may not engage in any corresponding or hedging transactions.
If you wish to implement, amend or terminate a Qualified Rule 10b5-1 Plan, you must first have the plan (or any amendment or proposal to terminate) pre-cleared by the CEO, CFO or GC. Again, a Qualified Rule 10b5-1 Plan may only be entered into, amended or terminated during a time when you are not aware of material non-public information and if the Company is not in a Restricted Trading Period. In pre-clearing the implementation, amendment or termination of a Qualified Rule 10b5-1 Plan, the CEO, CFO or GC shall not be responsible for determining whether such plan is in compliance with the provisions of Rule 10b5-1. Compliance with Rule 10b5-1 is solely your responsibility, and we recommend you consult with your advisors regarding compliance.
5.Post-Termination Transactions
The Policy continues to apply to your transactions in the Company securities even after you have terminated employment or service with the Company. If you are in possession of material non-public information when your employment or service terminates, you may not trade in the Company securities until that information has become public or is no longer material.
6.Domestic Relations Order
This policy does not apply to the acquisition or disposition of the Company securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
E.Reporting Violations/Seeking Advice
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. You should refer suspected violation of this Policy to the CEO, CFO or GC. For assistance with any of the matters discussed in this Policy, please contact the CEO, CFO or GC.
Amendments
The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the CEO, CFO or GC.

EXHIBIT A
SECTION 16 DIRECTORS & OFFICERS

Name	Position
Steven Basta Elisabeth Sandoval Little Anthony Bruno Sharon Barbari Patrick LePore Christine Borowski David Domzalski Tyler Zeronda Mutya Harsch Iain Stuart	Director Director Director Director Director Director CEO, President and Director CFO and Treasurer Chief Legal Officer, Secretary and General Counsel Chief Scientific Officer

EXHIBIT B
ACKNOWLEDGEMENT FORM

The undersigned, a director, officer, employee, service provider or designated consultant of VYNE Therapeutics Inc. or its subsidiaries (collectively, the “Company”), as applicable, hereby certifies and represents to the Company that he or she has received, read and understands the VYNE Therapeutics Inc. Insider Trading Policy, effective as of March 19, 2020, as amended from time to time (the “Policy”), and agrees to comply, and has complied, with the Policy in its entirety (including, if you are a Restricted Person, obtaining pre-clearance of all transactions in the Company securities and securities of Restricted Companies, as such terms are defined in the Policy):

Executed on ________________, 20__
Name:    ______________________________
Title:    ______________________________